Exhibit 99.1

For Immediate Release

Builders FirstSource Reports Fourth Quarter and Full Year 2019 Results

Execution of strategic plan drives record annual profit and cash flow

February 20th, 2020 (Dallas, TX) – Builders FirstSource, Inc. (Nasdaq: BLDR) today reported its results for the fourth quarter and full year ended December 31, 2019.

Fourth Quarter 2019 Highlights:

•	Net sales for the quarter were $1.8 billion, a decline of $52.4 million, a decrease of 2.9%

•	Sales volume grew by an estimated 7.7% with improvement across all three customer segments, led by an 8.7% volume increase in our value-added product categories

•	Commodity deflation decreased net sales by an estimated 10.6%

•	Adjusted EBITDA of $109.3 million or 6.2% of net sales

•	Net income of $41.4 million, or $0.35 per diluted share, and adjusted net income of $47.2 million, or $0.40 per diluted share

•	Net debt to Adjusted EBITDA ratio of 2.5x, at the low end of our targeted range

•	Acquired Raney Components, a vertically-integrated distributor and installer of value-added products in Florida with annual revenue of approximately $140 million.

Commenting on the results, CEO Chad Crow remarked, “We delivered another quarter of strong results to end 2019 with a solid foundation to further build on our record of success. Continued focus on our operational excellence initiatives contributed to a robust fourth quarter gross margin, while our full year gross margin improved 230 basis points, allowing us to achieve record annual Adjusted EBITDA of $516 million. Furthermore, we continue to make strategic investments in our operations and acquisitions to drive enhanced growth in margin-accretive products and markets, while preserving our balance sheet strength to support value-enhancing initiatives. We believe we are the strongest company in our industry, which is a real tribute to our team’s hard work and dedication. As we look forward, we are confident that our efforts to further partner with our customers to streamline the construction process will allow us to drive profitable growth in the years to come.”

Peter Jackson, CFO, added, “We closed out the decade on a strong footing underpinned by record full year Adjusted EBITDA and free cash flow. I am very pleased with our de-leveraging progress, as we reduced our net leverage ratio by 0.6x year over year to 2.5x, the low end of our targeted range. Our team’s ability to drive profitable growth while generating cash through working capital efficiency validates the strength of our strategic initiatives to produce meaningful value creation.”

Builders FirstSource Reports Fourth Quarter 2019 Results (Continued)

Fourth Quarter 2019 Compared to Fourth Quarter 2018

Net Sales

•

Net sales were $1.8 billion, a 2.9% decrease compared to the same period a year ago driven by the impact of deflation in commodity prices of approximately 10.6%. Lumber and lumber sheet goods sales declined by 16.1%, attributable to the deflation in commodity prices as compared to the same period a year ago. Our remaining product categories, excluding gypsum, roofing and insulation, achieved increased sales on higher volumes.

•

Sales volume, excluding commodity deflation, grew by an overall 7.7%. Our single-family end market grew by an estimated 7.5%, repair and remodel / other by 6.8% and multi-family by 13.3%. Sales volume in our value-added product categories grew by 8.7%, including 10.7% in Manufactured Products and 6.9% in our Windows, Doors and Millwork categories.

Gross Margin

•

Gross margin was $476.6 million compared to $492.8 million, a decrease of 3.3% over the prior year driven by the commodity deflation impact on net sales, mostly offset by an improved product mix and our continued focus on pricing discipline. Gross margin percentage remained relatively steady at 27.0 % versus 27.1% in the prior year period.

Selling, General and Administrative Expenses

•	SG&A was consistent with the fourth quarter of 2018, as operational efficiencies fully offset increased variable expenses related to higher sales volume.

•	SG&A as a percentage of net sales was 22.8%, an increase of 60 basis points, primarily the result of the impact of commodity price deflation on our net sales.

Interest Expense

•

Interest expense was $27.5 million in the fourth quarter of 2019, an increase of $4.1 million from the fourth quarter of 2018. This increase was primarily attributable to one-time charges of $3.5 million related to the partial repayment of the term loan in that period.

•

In addition, interest expense for the fourth quarter 2018 included a $3.2 million gain on debt extinguishment. However, these increases were partially offset by reduced interest expense attributable to lower outstanding debt balances in the fourth quarter of 2019 compared to the fourth quarter of 2018.

Income Tax Expense

•

Income tax expense was $6.3 million, or an effective tax rate of 13.2%, compared to $15.0 million, or an effective tax rate of 22.4% in the prior year. The year over year decrease was mainly driven by one-time items impacting the rate in the quarter.

Adjusted Net Income

•	Net income was $41.4 million, or $0.35 per diluted share, compared to $52.0 million, or $0.45 per diluted share, in the same period a year ago.

•

Adjusted net income was $47.2 million, or $0.40 per diluted share, compared to $53.1 million, or $0.46 per diluted share, in the prior year quarter. The decrease was primarily driven by the deflationary impact of commodity prices on net sales.

Adjusted EBITDA

•

Adjusted EBITDA declined $15.7 million to $109.3 million, a decrease of 12.6%. The decrease was primarily driven by lower gross margin dollars due to the impact of commodity price deflation on net sales. As a result, Adjusted EBITDA declined to 6.2% of sales in the fourth quarter from 6.9% in the same period a year ago.

Builders FirstSource Reports Fourth Quarter 2019 Results (Continued)

Full Year December 31, 2019 Financial Information:

Net Sales

•

Net sales were $7.3 billion, a 5.8% decrease compared to the prior year, driven by the impact of commodity price deflation. Sales volume increased by an estimated 6.5%, driven by increased volumes across all of our product categories, led by growth in value-added product categories.

Gross Margin

•

Gross profit increased $53.9 million to $2.0 billion. Our gross margin percentage increased to 27.2% from 24.9% in the prior year period, a 230 basis point improvement. The increase was primarily attributable to an improved product mix, the decline in the cost of commodities relative to our customer pricing commitments, and continued pricing discipline. In addition, sales growth from our higher margin, value-added product categories contributed to increased gross profit dollars and percentage compared to the prior year period.

Interest Expense

•

Interest expense was $109.6 million in 2019, an increase of $1.3 million from 2018. The increase was due to lower outstanding debt balances offset by $10.2 million in one-time charges related to the debt transactions executed during the year. In addition, interest expense for the full year 2018 included a $3.2 million gain on debt extinguishment.

Adjusted Net Income

•

Net income was $221.8 million, or $1.90 per diluted share, compared to $205.2 million, or $1.76 per diluted share, in the prior year period, representing an increase of $0.14 per diluted share, or 8.0%.

•

Adjusted net income was $245.1 million, or $2.09 per diluted share, compared to $221.2 million, or $1.90 per diluted share in the year ago period, representing an increase of $0.19 per diluted share. The year over year increase in adjusted net income of $23.9 million, or 10.8%, was primarily driven by the higher gross margin.

Adjusted EBITDA

•

Adjusted EBITDA grew $14.5 million to $516.1 million, or 7.1% of net sales, compared to $501.6 million, or 6.5% of sales, attributable to higher gross margin dollars partially offset by increases in variable compensation related to the growth in estimated sales volume and profitability. The 2.9% increase in Adjusted EBITDA, and the 60 basis points improvement in EBITDA margin, were primarily due to the factors described above.

Capital Structure, Leverage, and Liquidity Information:

•

Net debt was $1,285.9 million as of December 31, 2019. The net debt to Adjusted EBITDA leverage ratio remained steady at 2.5x compared to September 30, 2019, at the low end of the Company’s previously stated leverage target ratio of between 2.5x and 3.5x.

•	Cash provided by operating activities was $504.0 million in 2019 which was positively impacted by commodity deflation on the value of working capital compared to the prior year period.

•	Cash used in investing activities was $199.2 million in 2019 including $92.9 million used for our acquisitions of Sun State and Raney in 2019 and capital expenditures of $112.9 million.

•	Liquidity as of December 31, 2019 was $695.3 million, consisting of $14.1 million cash on hand and $681.2 million net borrowing availability under our revolving credit facility.

•

In February of 2020, we issued $550.0 million in aggregate principal amount of senior unsecured notes due 2030 to redeem the remaining $503.9 million in aggregate principal amount of our senior secured notes due 2024, as well as, $47.5 million in aggregate principal amount of our senior secured notes due in 2027, and to pay related transaction premiums, fees and expenses.

Builders FirstSource Reports Fourth Quarter 2019 Results (Continued)

Acquisition Activity:

In December 2019, we acquired certain assets and the operations of Raney Components and Raney Construction (“Raney”). Raney manufactures and installs wall panels, roof trusses, roof decking, interior wall framing and other select building products to its customers across Florida, with annual revenue of approximately $140 million.

In January 2020, we acquired certain assets and the operations of Bianchi & Company, Inc. (“Bianchi”). Bianchi is a supplier and installer of interior and exterior doors, crown moldings, open stair rail, chair rail, wainscoting, commercial hollow metal frames and doors and other custom millwork to its customers in the Carolina markets. Bianchi has annual revenue of approximately $30 million.

Since July 2019, we have completed five tuck-in acquisitions, adding six truss and millwork facilities to supplement organic growth, which in aggregate are expected to generate approximately $240 million in annual value-added net sales.

Outlook:

Peter Jackson, CFO, concluded, “I am extremely positive on the outlook for Builders FirstSource in the new decade ahead. Our company is well positioned to be the building supply company of choice for builders thanks to our enhanced geographic reach, diversified product offerings, national manufacturing capabilities, and strong partnerships with our customers. We are excited about our plans to drive greater value through our operational excellence initiatives as well as capitalizing on a strong economy and steady growth in the single family housing market. The continued execution of our strategic plan, in combination with an overall positive macroeconomic environment, puts us on firm footing to achieve our full year 2020 objectives. Thank you to all of our associates for their hard work and dedication to help us further advance our premier industry position.”

The Company has provided supplemental non-GAAP financial information for the consolidated company that is adjusted to exclude one-time integration, one-time refinancing, and other costs (“Adjusted”). As the information herein includes non-GAAP financial information, please refer to the accompanying financial schedules for non-GAAP reconciliations to their GAAP equivalents.

Conference Call

Builders FirstSource will host a conference call Friday, February 21st, 2019 at 9:00 a.m. Central Time (CT) and will simultaneously broadcast it live on the Internet. The earnings release presentation will be posted at www.bldr.com under the “investors” section after the market closes on Thursday, February 20th. To participate in the teleconference, please dial into the call a few minutes before the start time: 800-367-2403 (U.S. and Canada) and 334-777-6978 (international), Conference ID: 8532776. A replay of the call will be available at 1:00 p.m. Central Time through March 7th. To access the replay, please dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (international) and refer to pass code 8532776. The live webcast and archived replay can also be accessed on the Company’s website at www.bldr.com under the “Investors” section. The online archive of the webcast will be available for approximately 90 days.

About Builders FirstSource

Headquartered in Dallas, Texas, Builders FirstSource is the largest U.S supplier of building products, prefabricated components, and value-added services to the professional market segment for new residential construction and repair and remodeling. We provide customers an integrated homebuilding solution, offering manufacturing, supply, delivery and installation of a full range of structural and related building products. We operate in 40 states with approximately 400 locations and have a market presence in 77 of the top 100 Metropolitan Statistical Areas, providing geographic diversity and balanced end market exposure. We service customers from strategically located distribution and manufacturing facilities (certain of which are co-located) that produce value-added products such as roof and floor trusses, wall panels, stairs, vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes dimensional lumber and lumber sheet goods, millwork, windows, interior and exterior doors, and other building products. For more information about Builders FirstSource, visit the Company’s website at www.bldr.com.

Builders FirstSource Reports Fourth Quarter 2019 Results (Continued)

Cautionary Notice

Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about expected market share gains, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. In addition, oral statements made by our directors, officers and employees to the investor and analyst communities, media representatives and others, depending upon their nature, may also constitute forward-looking statements. As with the forward-looking statements included in this release, these forward-looking statements are by nature inherently uncertain, and actual results may differ materially as a result of many factors. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s growth strategies, including gaining market share, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

#    #    #

Contact:

Binit Sanghvi

VP Investor Relations

Builders FirstSource, Inc.

(214) 765-3804

Financial Schedules to Follow

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended December 31,
	2019	2018
	(In thousands, except per share amounts)
Net sales	$1,763,573	$1,815,980
Cost of sales	1,287,017	1,323,201

Gross margin	476,556	492,779
Selling, general and administrative expenses	401,418	402,302

Income from operations	75,138	90,477
Interest expense, net	27,480	23,408

Income before income taxes	47,658	67,069
Income tax expense	6,291	15,048

Net income	$41,367	$52,021

Comprehensive income	$41,367	$52,021

Net income per share:
Basic	$0.36	$0.45

Diluted	$0.35	$0.45

Weighted average common shares:
Basic	115,932	114,898

Diluted	117,483	116,375

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME

	Years Ended December 31,
	2019	2018	2017
	(In thousands, except per share amounts)
Net sales	$7,280,431	$7,724,771	$7,034,209
Cost of sales	5,303,602	5,801,831	5,306,818

Gross margin	1,976,829	1,922,940	1,727,391
Selling, general and administrative expenses	1,584,523	1,553,972	1,442,288

Income from operations	392,306	368,968	285,103
Interest expense, net	109,551	108,213	193,174

Income before income taxes	282,755	260,755	91,929
Income tax expense	60,946	55,564	53,148

Net income	$221,809	$205,191	$38,781

Comprehensive income	$221,809	$205,191	$38,781

Net income per share:
Basic	$1.92	$1.79	$0.34

Diluted	$1.90	$1.76	$0.34

Weighted average common shares outstanding:
Basic	115,713	114,586	112,587

Diluted	117,025	116,554	115,597

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

	December 31,
	2019	2018
	(In thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$14,096	$10,127
Accounts receivable, less allowances of $13,492 and $13,054 at December 31, 2019 and 2018, respectively	614,946	654,170
Other receivables	77,447	68,637
Inventories, net	561,255	596,896
Other current assets	39,123	43,921

Total current assets	1,306,867	1,373,751
Property, plant and equipment, net	721,887	670,075
Operating lease right-of-use assets, net	292,684	—
Goodwill	769,022	740,411
Intangible assets, net	128,388	103,154
Deferred income taxes	8,417	22,766
Other assets, net	22,225	22,152

Total assets	$3,249,490	$2,932,309

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	436,823	423,168
Accrued liabilities	308,950	292,526
Current portion of operating lease liabilities	61,653	—
Current maturities of long-term debt	13,875	15,565

Total current liabilities	821,301	731,259
Noncurrent portion of operating lease liabilities	236,948	—
Long-term debt, net of current maturities, debt discount, premium and issuance costs	1,277,398	1,545,729
Deferred income taxes	36,645	—
Other long-term liabilities	52,245	58,983

Total liabilities	2,424,537	2,335,971
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding at December 31, 2019 and 2018	—	—
Common stock, $0.01 par value, 200,000 shares authorized; 116,052 and 115,078 shares issued and outstanding at December 31, 2019 and 2018, respectively	1,161	1,151
Additional paid-in capital	574,955	560,221
Retained earnings	248,837	34,966

Total stockholders’ equity	824,953	596,338

Total liabilities and stockholders’ equity	$3,249,490	$2,932,309

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

	Years Ended December 31,
	2019	2018	2017
	(In thousands)
Cash flows from operating activities:
Net income	$221,809	$205,191	$38,781
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	100,038	97,906	92,993
Amortization of debt discount, premium and issuance costs	3,880	4,642	6,092
Loss (gain) on extinguishment of debt	8,189	(3,170)	56,657
Deferred income taxes	50,994	51,823	49,104
Stock compensation expense	12,239	14,420	13,508
Net (gain) loss on sales of assets and asset impairments	(949)	(1,393)	6,965
Changes in assets and liabilities, net of assets acquired and liabilities assumed:
Receivables	42,789	(9,221)	(75,673)
Inventories	44,202	(5,425)	(60,645)
Other current assets	4,674	(10,356)	8
Other assets and liabilities	1,611	5,637	8,315
Accounts payable	4,070	(89,392)	65,764
Accrued liabilities	10,500	22,168	(23,341)

Net cash provided by operating activities	504,046	282,830	178,528

Cash flows from investing activities:
Purchases of property, plant and equipment	(112,870)	(101,411)	(62,407)
Proceeds from sale of property, plant and equipment	6,545	4,753	2,981
Cash used for acquisitions	(92,855)	—	—

Net cash used in investing activities	(199,180)	(96,658)	(59,426)

Cash flows from financing activities:
Borrowings under revolving credit facility	1,040,000	1,662,000	1,370,000
Repayments under revolving credit facility	(1,192,000)	(1,833,000)	(1,020,000)
Proceeds from long-term debt and other loans	478,375	3,818	—
Repayments of long-term debt and other loans	(610,834)	(65,312)	(379,926)
Payments of debt extinguishment costs	(2,301)	(134)	(48,704)
Payments of loan costs	(8,618)	—	(2,799)
Exercise of stock options	4,873	3,945	8,055
Repurchase of common stock	(10,392)	(4,895)	(2,644)

Net cash used in financing activities	(300,897)	(233,578)	(76,018)

Net increase (decrease) in cash and cash equivalents	3,969	(47,406)	43,084
Cash and cash equivalents at beginning of period	10,127	57,533	14,449

Cash and cash equivalents at end of period	$14,096	$10,127	$57,533

Supplemental disclosure of non-cash activities

For the years ended December 31, 2019, 2018 and 2017, the Company retired assets subject to other finance obligations of $0.6 million, $0.6 million and $14.0 million and extinguished the related other finance obligations of $0.6 million, $0.7 million and $11.7 million, respectively.

The Company purchased equipment which was financed through finance lease obligations of $16.5 million, and capital lease obligations of $10.2 million and $14.2 million in the years ended December 31, 2019, 2018 and 2017, respectively. In addition, purchases of property, plant and equipment included in accounts payable were $3.4 million, $2.4 million and $3.9 million for the years ended December 31, 2019, 2018 and 2017, respectively.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of Adjusted Non-GAAP Financial Measures to their GAAP Equivalents

(unaudited)

Note: The company provided detailed explanations of these non-GAAP financial measures in its Form 8K filed with the Securities and Exchange Commission on February 20, 2020.

	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
	(in millions)		(in millions)
Reconciliation to Adjusted EBITDA:
GAAP Net Income	$41.4	$52.0	$221.8	$205.2
Integration related expenses	2.3	4.3	13.1	19.2
Debt issuance and refinancing cost (1)	3.5	(3.2)	10.2	(3.2)

Adjusted Net Income	47.2	53.1	245.1	221.2

Weighted average diluted common shares (in millions)	117.5	116.4	117.0	116.6
Diluted adjusted net income per share:	$0.40	$0.46	$2.09	$1.90

Reconciling items:
Depreciation and amortization expense	28.3	25.2	100.1	97.9
Interest expense, net	24.0	26.6	99.4	111.4
Income tax (benefit) expense	6.3	15.0	61.0	55.6
Stock compensation expense	2.9	4.5	12.3	14.4
(Gain)/loss on sale and asset impairments	0.3	(0.9)	(0.9)	(1.0)
Other management-identified adjustments (2)	0.3	1.5	(0.9)	2.1

Adjusted EBITDA	$109.3	$125.0	$516.1	$501.6

Adjusted EBITDA Margin	6.2%	6.9%	7.1%	6.5%

(1)	Costs associated with issuing and extinguishing long term debt in 2019 and 2018.
(2)	Primarily relates to severance and one time cost.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Financial Data

(adjusted and unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
	(in millions except per share amounts)
Net sales	1,763.6	1,816.0	7,280.4	7,724.8
Gross margin	476.6	492.8	1,976.8	1,922.9
Gross margin %	27.0%	27.1%	27.2%	24.9%
Adjusted SG&A/Other (excluding depreciation and amortization) as a % of sales (1)	20.8%	20.3%	20.1%	18.4%
Adjusted EBITDA	109.3	125.0	516.1	501.6
Adjusted EBITDA margin %	6.2%	6.9%	7.1%	6.5%
Depreciation and amortization	(28.3)	(25.2)	(100.1)	(97.9)
Interest expense, net of debt issuance cost and refinancing	(24.0)	(26.6)	(99.4)	(111.4)
Income tax expense	(6.3)	(15.0)	(61.0)	(55.6)
Other adjustments	(3.5)	(5.1)	(10.5)	(15.5)

Adjusted Net Income	$47.2	$53.1	$245.1	$221.2

Basic adjusted net income per share:	$0.41	$0.46	$2.12	$1.93

Diluted adjusted net income per share:	$0.40	$0.46	$2.09	$1.90

Weighted average common shares (in millions)
Basic	115.9	114.9	115.7	114.6
Diluted	117.5	116.4	117.0	116.6

Note: The company provided detailed explanations of these non-GAAP financial measures in its Form 8-K filed with the Securities and Exchange Commission on February 20, 2020.

(1)

Adjusted SG&A and other as a percentage of sales is defined as GAAP SG&A less depreciation and amortization, stock comp, acquisition, integration    and other expenses. GAAP SG&A in Q4-19 of $401.4M less $28.3M depreciation and amortization, less $2.3M of integration expenses, less $2.9M of stock comp, less $0.6 in gains on assets, impairments, and other. GAAP SG&A in FY19 of $1584.5M less $100.1M depreciation and amortization,    less $13.1M of integration expenses, less $12.3M of stock comp, plus $1.8 in gains on assets, impairments, and other.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Sales by Product Category

(adjusted and unaudited)

	Three months ended December 31,					Twelve months ended December 31,
	2019		2018			2019		2018
	Net Sales	% of Net Sales	Net Sales	% of Net Sales	% Change	Net Sales	% of Net Sales	Net Sales	% of Net Sales	% Change
Manufactured Products	$356.7	20.2%	$341.1	18.8%	4.6%	$1,449.5	19.9%	$1,392.0	18.0%	4.1%
Windows, Doors & Millwork	391.1	22.2%	365.7	20.1%	6.9%	1,542.9	21.2%	1,445.9	18.7%	6.7%

Value-Added Products	747.8	42.4%	706.8	38.9%	5.8%	2,992.4	41.1%	2,837.9	36.7%	5.4%

Gypsum, Roofing & Insulation	119.6	6.8%	127.7	7.0%	-6.3%	528.6	7.3%	528.4	6.9%	0.0%
Siding, Metal & Concrete Products	170.3	9.6%	169.4	9.4%	0.5%	712.6	9.8%	697.8	9.0%	2.1%
Other	199.0	11.3%	183.7	10.1%	8.3%	795.2	10.9%	758.5	9.8%	4.8%

Specialized Products	488.9	27.7%	480.8	26.5%	1.7%	2,036.4	28.0%	1,984.7	25.7%	2.6%
Lumber & Lumber Sheet Goods	$526.9	29.9%	$628.4	34.6%	-16.1%	$2,251.6	30.9%	$2,902.2	37.6%	-22.4%

Total adjusted net sales	$1,763.6	100.0%	$1,816.0	100.0%	-2.9%	$7,280.4	100.0%	$7,724.8	100.0%	-5.8%

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Interest Reconciliation

(unaudited)

	Three months ended December 31,
	Interest Expense	Net Debt Outstanding
	(in millions)
2027 Secured Notes @ 6.75% Fixed	$7.9	$475.0
2024 Secured Notes @ 5.625% Fixed	7.1	503.9
2024 Term Loan @ 5.6% (Floating LIBOR)	1.5	52.0
Revolving Credit Facility @ 4.4% (Floating LIBOR)	1.2	27.0
Amortization of debt issuance costs, discount and premium	0.9
Finance leases and other finance obligations	5.4	242.1
Loss on debt extinguishment Cash	3.5	(14.1)

Total	$27.5	$1,285.9

	Three months ended December 31,	Twelve months ended December 31,
	2019	2019
	(in millions)	(in millions)
Free Cash Flow
Operating activities	$144	$504
Less: Capital expenditures	(35)	(113)

Free Cash Flow	$109	$391